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Exhibit No. 10.07

                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 1st day of February 1999 is by and between, Kurt H. Johansson (the "Employee") and Dynamic Information System and Exchange, Inc., a Utah corporation (the "Company").

Recitals

A. The Employee is currently an employee of the Company or, in conjunction with the execution of this Agreement, will become an employee of the Company.

B. The Company and the Employee desire to enter into this Agreement to set forth the terms and conditions of the Employee's employment by the Company.

                                  Agreement

In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

  1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below

a. "Affiliate" shall mean any entity: (i) in which the Company owns a direct or indirect interest of any type or nature; (ii) which owns a direct or indirect interest of any type or nature in the Company; or (iii) which is directly or indirectly owned in whole or in part, by any person or entity that directly or indirectly owns, in whole or in part, the Company. "Affiliate" shall also mean any natural person that owns a direct or indirect interest in any entity described in the preceding sentence.

b. "Competitor" shall mean any person or entity that engages in the development, design, production or marketing of any product or service that is identical or similar to, or in direct competition with, any product that, as of the termination of the Employee's employment, the Company or any Affiliate has developed, designed, produced or marketed, is in the process of developing, designing, producing or marketing or plans to develop, design, produce or market.

c. "Employee's Work Product" shall mean all concepts, systems, strategies, plans, procedures, formulas, techniques, discoveries, inventions, processes, ideas, information, data, algorithms, flowcharts, programs, software, codes, sequences, patterns, compilations, devices, documents, data, research, technologies, products, methods, applications, know-how, and designs, including, without limitation, all documents, notes, magnetic tape, disks, recordings, photographs and other media of any type or nature containing any of the foregoing, obtained, created, conceived, developed or provided by the Employee, whether alone or in conjunction with others and whether at work, home or any other place, during the term of the Employee's employment by the
Company: (i) in connection with or As part of the Employee's employment by the Company; (ii) using the Company's time, Protected Property, facilities or materials, or (iii) involving any field of interest in which the Company has been involved or is planning to become involved in the future.

d. "Intellectual Property Law" shall mean any treaty, statute, regulation, rule or other law of the United States of America, any state or any local governmental jurisdiction relating to, governing, granting or protecting patents, copyrights, trademarks, tradenames, trade secrets or other similar rights.



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e."Protected Area" shall mean, with respect to any Competitor described in section l.b.(i) above, the United States of America.

f. "Protected Property" shall mean all concepts, systems, strategies, plans, procedures, techniques, methods, technologies, algorithms, flowcharts, codes, sequences, software, information, formulas, patterns, discoveries, inventions, knowledge, compilations, programs, devices, methods, applications, know-how, systems, contracts, customer and supplier lists, ideas, documents, records, manuals, data, research, products, fees, costs, marketing methods and processes that are or may be owned, used, developed or acquired by, or otherwise relate to the business of, the Company or any of its affiliates, except to the extent such items are in the public domain other than a result of the Employee's breach of this Agreement. Without limiting the generality of the foregoing, the "Protected Property" shall include:

(i) Computer Software;

(ii) Administrative processes, procedures, systems and techniques;

(iii) Procedures, processes, formulas and techniques for producing or processing the Company's products and services;

(iv) Technical data, specifications and knowledge regarding the Company's business policies, strategies, practices and techniques;

(v) Investment strategies, positions and techniques;

(vi) Compilations of and information relating to customers or potential customers; and

(vii) Such other items as the Company may designate from time to time.

  2. Employment Status. The Company hereby employs the Employee to work for the Company in accordance with the terms hereof. The Employee shall have such duties and responsibilities, and shall hold such position or positions, as may be designated by the Company from time to time. The Employee shall work for the Company on a full-time basis and shall devote all of his working time to the performance of his duties and responsibilities to the Company, excepting only: vacations and absences for illness and injury, all in accordance with such policies with respect thereto as the Company may establish from time to time for employees of similar status, rank and responsibilities.

  3. Acceptance of Employment. The Employee hereby accepts employment and shall devote his best efforts to such employment, for the compensation and on the other terms stated in this agreement.

  4. Compensation. In exchange for the services to be rendered by the Employee to the Company pursuant to this Agreement, the Company shall compensate Employee at the rate of $50,000 per year: provided, the Company may, at its sole discretion, prospectively reduce or increase the rate of the Employee's compensation. Such compensation shall be paid to the Employee in accordance with the Company's normal payroll practices for employees of similar status, rank and responsibility. Additionally, the Employee will participate in a bonus program that will provide for a bonus of up to $5,000 per quarter in accordance with an incentive program to be mutually agreed upon by the Company and the Employee. The compensation and benefits expressly provided for in this Agreement, together with any additional compensation to which the Employee is entitled under the terms of any incentive compensation plan of the Company in which the Company permits the Employee to participate or under applicable law, shall constitute fall consideration for the services to be rendered by the Employee to the Company under this Agreement.


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  5.  Term of Employment. Either the Company or the Employee may terminate the
Employee's employment by the Company at will, for any cause whatsoever or without any cause at all.

  6. Ownership of the Employee's Work Product. The Employee shall perform his duties and obligations as an employee of the Company on a "work for hire" basis. The Company shall solely and exclusively own all of the Employee's Work Product, and the Employee hereby sells, assigns, conveys and transfers to the Company all of the Employee's Work Product, including, without limitation, all of the Employee's Work Product coming into existence after the date of this Agreement. Without limiting the generality of the foregoing, the Company shall be exclusively entitled to all rights and protections available under any Intellectual Property Law with respect to, or based upon, all or any portion of the Employee's Work Product. To the extent the foregoing assignment is ineffectual as to any Employee's Work Product not yet in existence, the Employee agrees to promptly assign, convey and transfer such Employee's Work Product to the Company at such time as it comes into existence, the consideration set forth in this Agreement constituting full and adequate consideration therefor. The Employee agrees to cooperate and assist the Company, both during and after the term of the Employee's employment by the Company, in obtaining or securing any right available to the Company under any Intellectual Property Law with respect to the Employee's Work Product, including, without limitation, to assist in the preparation of and to execute such applications, certificates, affidavits, and other documents as may be necessary or helpful in obtaining or securing such rights. The Employee shall not use any of the Employee's Work Product in any manner inconsistent with this Agreement or the Company's ownership right in and to the Employee's Work Product.

  7. Disclosure and Use of Protected Information. The Employee agrees that he will not, at any time after the execution of this Agreement (including after termination of Employee's employment with the Company), except with the express prior written consent of the Company or as authorized by the Company in connection with the performance by the Employee of his duties as an employee of the Company, directly or indirectly disclose, communicate or divulge to any person, including, without limitation, any natural person, corporation, trust, estate, partnership or other entity, or use for the benefit of the Employee or any other person except the Company, any Protected Property. The Employee further agrees to take such action as may be necessary to prevent the inadvertent disclosure or unauthorized use of Protected Property entrusted to or otherwise within the possession or control of the Employee. Upon termination of the Employee's employment with the Company, the Employee shall immediately deliver to the Company all records, documents, tapes, magnetic disks and other media of any type or nature in the Employee's possession containing or relating to any of the Protected Property.

  8.  Covenant Not to Compete.

(a) The Employee agrees that he will not, for and during the term set forth in subparagraph (b) of this Section 8, except with the express prior written consent of the Company, directly or indirectly, whether as employee, owner, partner, agent, consultant, officer, director or in any other capacity, for his own account or for the benefit of any other person:

(i) establish, assist, work for or otherwise be connected or associated with any Competitor, or become a Competitor, with the Protected Area;

(ii) solicit, divert, accept business from or otherwise take away or interfere with any former, present or future customer or account of the Company; or

(iii) solicit, divert or induce any of the employees of the Company, or any of the Company's affiliates, to leave the employ of the Company or its affiliates, as applicable.
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(b) The term of the Employee's covenant not to compete set forth above shall begin on the date of this Agreement and shad continue until the date that is 12 months following the date of termination of the Employee's employment.

(c) The Employee agrees that, except as otherwise provided in this Section 8, his employment or continued employment by the Company shall constitute full and adequate consideration for employee's covenants under this Section 8. As consideration for the Employee's covenant not to compete for the 12 month period after the termination of the Employee's employment, the Company shall pay to the Employee an amount equal to 5 percent (5%) of the Employee's annual compensation (exclusive of bonuses, incentive plan payments, retirement plan contributions, fringe benefits and other similar items) at the time Employee's employment with the Company is terminated, which amount shall be payable within 60 days after the termination of Employee's employment.

  9. Severability. Company and the Employee agree that if any provision of this Agreement, as written, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be applied in the broadest manner possible within the scope of its express language such that it would be valid, legal and enforceable. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

  10. Remedies. The Employee acknowledges that its breach of this Agreement will cause the Company irreparable harm for which no adequate remedy exists at law, and agrees that upon any such breach or threatened breach, the Company shall be entitled to injunctive relief without prejudice to any other right the Company may have in law or equity.

  11.  Miscellaneous.

(a) No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

(b) Except as contemplated in section 9, this Agreement shall not be amended or modified except by written document signed by the Employee and the Company.

(c) This Agreement shall be governed by the laws of Utah. If either party hereto attempts to enforce the terms of this Agreement and is required to retain legal counsel in order to enforce its rights hereunder, with or without the commencement of a formal legal anion, the prevailing party shall be entitled to recover from the other party its attorneys fees and costs.

(d) This Agreement shall be binding on the parties and their respective heirs, successors and assigns. This Agreement is a personal employment contraa of the Employee which shall not be assignable by the Employee.

(e) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supercedes all prior agreements with respect to the subject matter.

EXECUTED to be effective for all purposes as of the date first above written.

The Company: Dynamic Information System and Exchange, Inc.
By /S/ Larry W. Heaps, Its President

The Employee:
/S/ Kurt H. Johansson